Exhibit 99.1

Contact:
Richard Kurtz, Advanced Photonix, Inc. (805) 987-0146
Richard Moyer, Cameron Associates (212) 554-5466
$1.2 MILLION MEDC GRANT AWARDED TO PICOMETRIX,
A SUBSIDIARY OF ADVANCED PHOTONIX, INC.
- Company to apply terahertz technology to pharmaceutical industry -
Camarillo, CA, —September 16, 2005—Advanced Photonix, Inc.® (AMEX- API) announced today that its wholly-owned subsidiary, Picometrix, LLC (“Picometrix”) has been selected by the Michigan Economic Development Corporation (“MEDC”) to receive a $1.2 million 2005 Technology Tri-Corridor Award, to be provided for in the form of a loan to Picometrix pursuant to a loan agreement, dated September 15, 2005, entered into between Picometrix and MEDC. The first disbursement is not subject to satisfaction of any condition other than submission of a request therefor and will be $600,000. The final $600,000 will be distributed to Picometrix, upon Picometrix’s request, in 3 equal installments not to exceed $168,000 each and a fourth installment not to exceed $96,000,in each case, upon the achievement of certain milestones.
     The loan bears an interest rate of 7.0% per annum and is unsecured. The loan matures 6 years from the date of the promissory note. Picometrix will use the proceeds of the loan to apply its terahertz (T-Ray ™) instrumentation technology to developing non-destructive testing (NDT) systems for the pharmaceutical industry.
     “Terahertz imaging, which uses the band of radiation between the microwave and infrared portions of the electromagnetic spectrum, can play a significant role in the pharmaceutical industry, given its emphasis on new Process Analytical Technology (PAT),” said Rick Kurtz, Chairman and CEO of Advanced Photonix. “This award helps provide the funding necessary for application specific development and commercialization of our T-Ray 2000™ and QA1000™ terahertz systems for the pharmaceutical industry.”
     PAT is a system for designing, analyzing, and controlling manufacturing of drugs and other medical applications through timely measurements of critical quality and performance

Contact:
Richard Kurtz, Advanced Photonix, Inc. (805) 987-0146
Richard Moyer, Cameron Associates (212) 554-5466
attributes, and enjoys both industry and FDA support. T-Rays offer a highly accurate, safe and rapid way of conducting material inspection, moisture sensing, spectroscopy and imaging.
     “We are pleased to have the support of the MEDC and the state of Michigan in our efforts to develop leading edge technology and to create job opportunities in Michigan,” said Rob Risser, CFO of Advanced Photonix and President of Picometrix. “We look forward to working in concert with our sponsors and channel partners to validate and deploy our T-Ray systems for non-destructive testing solutions for the pharmaceutical industry.”
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.
Advanced Photonix, Inc.® (ASE: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE® detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.